Pricing Supplement No. 5 dated October 11, 2006 (to Prospectus dated May 5, 2006 and Prospectus Supplement dated May 5, 2006)	Filed under Rule 424(b)(3) File No. 333-130584
SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount: $600,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date: October 17, 2006	Closing Date:	October 17, 2006	CUSIP Number:	78442F ED 6

Maturity Date: October 25, 2011	Option to Extend	☒ No	Specified Currency:	U.S. Dollars
	Maturity:	☐ Yes

If Yes, Final Maturity
Date:

Redeemable in whole or in part at the option of the Company:	☒ No ☐ Yes	Redemption Price: Redemption Dates:	Not Applicable. Not Applicable.
Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:
Interest Rate: 5.40%.		Interest Payment Dates:	Each April 25th and October 25th during the term of the Notes, beginning April 25, 2007, subject to adjustment in accordance with the following business day convention.
Interest Accrual Method: 30/360		Interest Periods:	From and including the Closing Date or each April 25th and October 25th thereafter, as the case may be, to and including the next succeeding April 24th and October 24th, as the case may be, with no adjustment to period end dates for accrual purposes.

Lead Managers
Banc of America Securities LLC	Citigroup	Credit Suisse

Co-Managers
Barclays Capital	BNP PARIBAS	Deutsche Bank Securities
Dresdner Kleinwort		UBS Investment Bank

October 11, 2006
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
5.40% Medium Term Notes, Series A, due October 25, 2011	$600,000,000	$64,200.00

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	The Bank of New York, as successor trustee by virtue of a transfer of all or substantially all of the corporate trust business assets of JPMorgan Chase Bank, National Association, formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agents:	The following agents are acting as underwriters in connection with this issuance.

	Agents	Principal Amount of Notes
	Banc of America Securities LLC	$160,000,000.00
	Citigroup Global Markets Inc.	160,000,000.00
	Credit Suisse Securities (USA) LLC	160,000,000.00
	Barclays Capital Inc.	24,000,000.00
	BNP Paribas Securities Corp.	24,000,000.00
	Deutsche Bank Securities Inc.	24,000,000.00
	Dresdner Kleinwort Securities LLC	24,000,000.00
	UBS Securities LLC	24,000,000.00

	Total	$600,000,000.00

Issue Price:	99.656%.

Agents’ Commission:	0.300%.

Net Proceeds:	$ 596,136,000.

Concession:	0.200%.

Reallowance:	0.150%.

CUSIP Number:	78442F ED 6.

ISIN Number:	US78442FED69.
An affiliate of one of the underwriters has entered into a swap transaction in connection with the Notes and may receive compensation for that transaction.
Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation
nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.